INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) dated December 7, 2022, is made by and between Two Roads Shared Trust, a Delaware statutory trust (the “Trust”) on behalf of each series listed on Exhibit A, as it may be amended from time to time by the parties (each, a “Fund” and collectively the “Funds”), and Hunter Perkins Capital Management, LLC d/b/a Hunter Capital Management, a Delaware limited liability company (the “Adviser”). This Agreement will confirm the agreement between the Trust and Adviser as follows:

1.              The Trust is an open-end investment company which has separate investment portfolios. This Agreement shall pertain to the Funds. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objective and restrictions applicable to the Fund as specified in the Trust’s registration statement, as amended from time to time (the “Registration Statement”) under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933 (the “1933 Act”). Copies of the Registration Statement have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly. Pursuant to a Distribution Contract (the “Distribution Contract”), between the Trust and the Trust’s principal underwriter (the “Distributor”), the Trust has employed the Distributor to serve as principal underwriter for the shares of beneficial interest of the Trust.

2.              The Trust hereby appoints the Adviser to provide the investment advisory services specified in this Agreement and the Adviser hereby accepts such appointment.

3.             (a) The Adviser shall pay all operating expenses of each Fund except as excluded by paragraph (b) hereunder, including the compensation and expenses of any employees of the Fund and any other persons rendering services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, administrator, accounting and pricing services agent and underwriter of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s current and prospective shareholders; the cost of printing or preparing stock certificates or other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares; and all other operating expenses not specifically assumed by the Fund.

(b) The Fund shall pay all brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), fees and expenses of other investment companies in which the Fund may invest, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trustees and officers with respect thereto. The Fund shall pay for its allocated pro-rata portion of the fees and expenses of those trustees who are not “interested persons” of the Trust (the “Independent Trustees”), as such term is defined under Section 2(a)(19) of the 1940 Act, and costs and fees of the legal counsel to the Independent Trustees.

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4.              (a) Subject to the supervision of the Trustees of the Trust, the Adviser will: (i) provide a program of continuous investment management for each Fund with regard to the Fund’s investment of its assets (the “Portfolio”) in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s Prospectus and statement of additional information included as part of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as they may be amended from time to time, copies of which shall be provided to the Adviser by the Trust; (ii) make investment decisions for each Fund, including, but not limited to, the selection and management of investment sub-advisers for the Fund, in which case any of the duties of the Adviser set forth herein may be delegated to such investment sub- advisers subject to approval by the Trust’s board of trustees (“Board of Trustees”); (iii) if one or more investment sub-advisers are appointed with respect to a Fund, monitor and evaluate the performance of such investment sub-advisers under their respective sub-advisory agreements in light of the investment objectives and policies of the Fund, and render to the Trustees such periodic and special reports related to such performance monitoring as the Trustees may reasonably request, and analyze and recommend changes in investment sub-advisers as the Adviser may deem appropriate; (iv) place orders to purchase and sell investments for each Fund including, but not limited to, the purchase or sale of securities, swaps, financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement; and (v) provide office space, secretarial and clerical services and wire and telephone services necessary to provide the investment advisory duties set forth in this Section 4.

(b)                       In performing its investment management services to the Funds under the terms of this Agreement, the Adviser will provide the Funds with ongoing investment guidance and policy direction.

(c)                        The Adviser further agrees that, in performing its duties for each Fund hereunder, it will:

(i)	comply with all applicable and relevant 1940 Act and Advisers Act, as amended, and all applicable and relevant rules and regulations thereunder, and all other applicable and relevant federal and state laws and regulations, and with any applicable procedures adopted by the Board of Trustees;

(ii)	use reasonable efforts to manage the Portfolio so that the Fund will qualify, and continue to qualify, as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended and regulations issued thereunder;

(iii)	place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund’s Registration Statement, established through written guidelines determined by the Trust and provided to the Adviser, and in accordance with applicable legal requirements;

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(iv)	furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Fund. In addition, the Adviser will keep the Trust and the Trustees informed of developments materially affecting the Fund and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

(v)	make available to the Trust, promptly upon its request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Trust in its compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

(vi)	meet quarterly with the Trust’s Board of Trustees or as otherwise requested by the Board, to explain its investment management activities, and provide any reports related to the Fund as may reasonably be requested by the Trust;

(vii)	immediately notify the Trust in the event that the Adviser:

(1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(viii)	in making investment decisions for the Fund, use no material non-public information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information;

(ix)	use its best efforts to seek best execution for the Fund’s portfolio transactions; and

(x)	the Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Fund, subject to such policies and procedures as the Board of Trustees may adopt from time to time. The Adviser shall maintain a record of how the Adviser voted and such record shall be available to the Trust upon its request. The Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund’s shareholders. The Adviser may delegate proxy voting to a third-party company provided, however, that the Adviser remains liable for the proxy voting.

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5.              (a) The Adviser will exercise its best judgment in rendering the services described in this Agreement, except that the Adviser, its members, officers, directors and employees will not be liable for any act or omission, error of judgement or mistake of law that results in any damages or expenses, or any losses suffered by any Fund or the Trust in connection with the matters to which this Agreement relates, other than such damages, expenses or losses resulting from the willful misfeasance, bad faith, or gross negligence in the performance of the Adviser’s duties, or by reason of reckless disregard of the Adviser’s obligations and duties under this Agreement.

(b)                                                   The terms “Two Roads Shared Trust” and “trustees” refer, respectively, to the trust created and the Trust’s trustees, as trustees but not individually or personally, acting from time to time under the Trust’s Agreement and Declaration of Trust to which reference is hereby made, such reference being inclusive of any and all amendments thereto so filed or hereafter filed. The obligations of “Two Roads Shared Trust” entered into in the name or on behalf thereof by any of the Trust’s trustees, representatives or agents are made not individually, but in such capacities and are not binding upon any of the trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Fund or Trust, and all persons dealing with the Trust or a Fund must look solely to the assets of the Trust or Fund for the enforcement of any claims against the Trust or Fund.

6.              In consideration of the services to be rendered by the Adviser under this Agreement, each Fund shall pay the Adviser a monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share) of the net assets of the Fund, during the preceding month, at the annual rates provided for in Exhibit A, as such Exhibit A may be amended from time to time.

If the fees payable to the Adviser pursuant to this Section 6 begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of a Fund shall be computed in the manner specified in the Fund’s Prospectus for the computation of net asset value. For purposes of this Agreement, a “business day” is any day a Fund is open for business or as otherwise provided in the Fund’s Prospectus.

7.              (a) This Agreement shall become effective as of the date written above, and shall become effective with respect to each Fund as of the effective date set forth in Exhibit A for that Fund, if approved by the vote of a majority of the outstanding voting securities of that Fund. The Agreement shall continue in effect with respect to each Fund for a period of two years and shall continue thereafter only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust’s Board of Trustees and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Trust’s trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b)               This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by a vote of a majority of the Trust’s entire Board of Trustees on 60 days’ written notice to the Adviser or by the Adviser on 60 days’ written notice to the Trust. This

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Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

(c)                The modification of any of the non-material terms of this Agreement may be approved by the vote, cast in person at a meeting called for such purpose, of a majority of the Trust’s trustees who are not parties to this Agreement or interested persons of any such party

8.              Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9.             The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

10.           It is understood that the names “Hunter Capital” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Adviser or its affiliates are the valuable property of the Adviser and its affiliates, and that the Trust and/or the Funds may use such names (or derivatives or logos) only as permitted by the Adviser.

11.         Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 377 E. Butterfield Road, Suite 220 Lombard, IL 60148 or to such other address or to such individual as shall be specified by the Adviser. Notices of any kind to be given to the Fund or to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to 17605 Wright Street, Suite 2, Omaha, Nebraska 68130, or to such other address or to such individual as shall be specified by the Trust.

12.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.           (a) This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

(b)                       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

(c)                        The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 7th day of December, 2022.

TWO ROADS SHARED TRUST,

On behalf of each of its series

By: /s/ T imothy Burdick

Name: Timothy Burdick

Title: Vice President

Hunter Capital Management

By: /s/ Alex Perkins

Name: Alec Perkins

Title: CEO and PM

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Investment Advisory Agreement EXHIBIT A

Two Roads Shared Trust

HUNTER CAPITAL MANAGEMENT

Fund	Investment Advisory Fee	Effective Date
Hunter Small Cap Value Fund	.95%	December 7, 2022

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